EXHIBIT 2.1
SECOND AMENDMENT OF AGREEMENT AND PLAN OF MERGER
     This SECOND AMENDMENT OF AGREEMENT AND PLAN OF MERGER, dated as of March 25, 2007, amends the AGREEMENT AND PLAN OF MERGER dated August 30, 2006, as amended September 21, 2006, entered into by and among Conestoga Bancorp, Inc., a Pennsylvania corporation (“Conestoga”), Conestoga Bank, a Pennsylvania bank and a wholly-owned subsidiary of Conestoga (“Conestoga Bank”), FP Acquisition Corp., a Pennsylvania corporation and a direct wholly-owned subsidiary of Conestoga (“Merger Sub”), and PSB Bancorp, Inc., a Pennsylvania corporation (“PSB”) (as amended as of the date hereof and as hereinafter amended, supplemented or otherwise modified from time to time, the “Agreement”). All capitalized terms used herein and not defined shall have the meaning set forth in the Agreement.
BACKGROUND
     The respective Boards of Directors of each of Conestoga, Merger Sub and PSB have determined that it is in the best interests of their respective companies to amend the Agreement to: (i) provide for a fixed Merger Consideration equal to the Merger Consideration provided for in the Agreement as it has been adjusted through the date hereof based on the provisions of the Agreement; (ii) provide for the amendment of certain PSB Disclosure Schedules; (iii) provide for the modification of certain representations and warranties made by PSB; and (iv) provide for the modification of certain other terms of the Agreement in connection with the foregoing. The Boards of Directors of PSB and Conestoga have approved this amendment to the Agreement.
     1. Section 1.4 of the Agreement is hereby amended to read in its entirety as follows:
          Closing of the Merger. Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) will take place at 9:00 a.m. Eastern Time on April 2, 2006 at such place as shall be agreed to by the parties, provided that the conditions set forth in Article VIII hereof have been satisfied or waived (subject to applicable law), other than conditions which by their terms are to be satisfied at Closing, but subject to satisfaction or waiver of such conditions. The actual date of the Closing is hereinafter referred to as the “Closing Date”.
     2. Section 1.10 of the Agreement is hereby amended to read in its entirety as follows:
     1.10 Parent/Sub Merger; Bank Merger. Conestoga and PSB shall use their reasonable best efforts to cause PSB to merge with and into Conestoga, with Conestoga surviving such merger, and Conestoga Bank to merge with and into First Penn Bank, with First Penn Bank surviving such merger, as soon as practicable after the Effective Time.

Notwithstanding the foregoing, the parties acknowledge that the closing of the Bank Merger will occur approximately 45 days after the closing of the Merger.
     3. Section 2.1(a) of the Agreement is hereby amended to read in its entirety as follows:
     2.1 Conversion of PSB Common Stock. At the Effective Time, by virtue of the Merger:
          (a) Each share of common stock, no par value per share, of PSB (“PSB Common Stock”) issued and outstanding immediately prior to the Effective Time (other than shares to be canceled as provided in Section 2.1(d)), shall, by virtue of the Merger, be converted into the right to receive $16.72 in cash (the “Merger Consideration”), payable to the holder thereof in accordance with Article III hereof, less any required withholding of Taxes (as hereinafter defined).
     4. Section 2.1(b) of the Agreement is hereby amended to read in its entirety as follows:
     (b) “Intentionally Deleted”
     5. The first paragraph of Section 4.1 of the Agreement is hereby amended to read in its entirety as follows:
     4.1 Disclosure Schedule; Disclosure Standard. On August 30, 2006, PSB delivered to Conestoga a disclosure schedule. As of the date hereof, PSB has delivered to Conestoga a supplemental disclosure schedule (as supplemented, the “PSB Disclosure Schedule”) setting forth, among other things, certain items, the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in Article IV or to one or more covenants contained in Article VI. No representation or warranty of PSB contained in this Article IV shall be deemed untrue or incorrect, and PSB shall not be deemed to have breached a representation or warranty, or to have failed to satisfy a related condition, as a consequence of the existence or absence of any fact, circumstance or event unless such fact, circumstance or event, individually or taken together with all other facts, circumstances or events inconsistent with that or any other representation or warranty, has had or is reasonably likely to have a Material Adverse Effect (as hereinafter defined). Each section of the PSB Disclosure Schedule qualifies the correspondingly numbered representation or warranty and any other representation or warranty contained in this Article IV if it is reasonably apparent that the disclosure set forth in the PSB Disclosure Schedule is applicable to such other representation or warranty.
     6. The second paragraph of Section 4.1 of the Agreement is hereby amended to read in its entirety as follows:
     As used in this Agreement, the term “Material Adverse Effect” means a material adverse effect on the business, operations, results of operations in the current or any future fiscal year, or financial condition of PSB and its Subsidiaries taken as a whole or a material adverse effect on PSB’s ability to consummate the transactions contemplated hereby on or before April 30, 2007, in each case as determined from the perspective of a reasonable person in Conestoga’s position. For purposes of the preceding sentence, the fact that any costs, damages or other liabilities or reasonably expected costs, damages or other liabilities arising from or related to any representation or warranty of PSB being untrue or incorrect may be non-recurring or result in only a one-time charge to earnings shall not affect the assessment of their materiality to the results of operations of PSB and its Subsidiaries taken as a whole; provided, that any increase in PSB’s provision for loan losses shall not be considered to cause a Material Adverse Effect solely by reason of the effect such increases have on PSB’s consolidated results of operations for any single fiscal year. In determining whether a Material Adverse Effect has occurred, there shall be excluded any effect resulting from or attributable to: (i) any change after the date of this Agreement in laws, rules or regulations or published interpretations thereof by courts or governmental authorities or in generally accepted accounting principles (“GAAP”) or regulatory accounting requirements, in any such case applicable to banks, savings banks, mortgage banks, mortgage brokers, savings associations or their holding companies generally, except for any such change that has a disproportionate impact on PSB and its Subsidiaries, taken as a whole, relative to the other participants in their industry, (ii) the announcement of this Agreement or the transactions contemplated hereby, any action of Conestoga or its Subsidiaries or any action or omission of PSB or its Subsidiaries taken or omitted to be taken, pursuant to the terms of this Agreement or with the consent or at the direction of Conestoga, or (iii) changes after the date of this Agreement in general economic conditions or interest rates affecting banks, savings banks, mortgage banks, mortgage brokers, savings associations or their holding companies generally, except for any such change that has a disproportionate impact on PSB and its Subsidiaries, taken as a whole, relative to the other participants in their industry and provided, further, that a decrease in the trading or market price of the PSB Common Stock shall not be considered, by itself, to constitute a Material Adverse Effect. Notwithstanding the foregoing, a “Material Adverse Effect” shall be deemed to have occurred if one or more suits, actions or proceedings are instituted or threatened subsequent to the date of this Agreement against PSB or its Subsidiaries or their respective directors or officers in their capacities as such and such suits, actions or proceedings result in or could reasonably be expected to result in costs, damages or other liabilities that would be material relative to the business, operations, results of operations in the current or any future fiscal year, or financial condition of, PSB and its Subsidiaries taken as a whole, or any such suit, action or proceeding could reasonably be expected to have a material adverse effect on PSB’s ability to consummate the transactions contemplated hereby on or before April 30, 2007; in each case as determined from the perspective of a reasonable person in Conestoga’s position. For purposes of the preceding sentence, (x) if the likelihood of an adverse outcome resulting from or arising out of any actual or threatened suit, action or proceeding is more than remote (as defined in Statement of Financial Accounting Standards No. 5 “Accounting of Contingencies”), then, for the avoidance of doubt, it is understood that the full amount of any costs, damages or other liabilities that PSB or its Subsidiaries (or Conestoga or its Subsidiaries as successors thereto following the transactions contemplated by this Agreement) could reasonably be expected to incur or become subject to as a result of such adverse outcome shall be factored into the assessment of the materiality of such suit, action or proceeding, without any discount based on or related to the probability of such adverse outcome in fact occurring, (y) the fact that any costs, damages or other liabilities or reasonably expected costs, damages or other liabilities may be non-recurring or result in only a one-time charge to earnings shall not affect the assessment of their materiality to the results of operations of PSB and its Subsidiaries taken as a whole, and (z) the amount of any insurance proceeds or other amounts that PSB, Conestoga or their respective Subsidiaries may be entitled to recover from third parties in connection with any actual or threatened suit, action or proceeding shall not offset the assessment of costs, damages or other liabilities that PSB, Conestoga or their respective Subsidiaries could reasonably be expected to incur or become subject to as a result of such suit, action or proceeding, unless, in the reasonable judgment of Conestoga, such recoveries are reasonably probable.
     7. Section 4.6(a) of the Agreement is hereby amended to read in its entirety as follows:
          4.6 SEC Documents; Other Reports.
               (a) PSB has timely filed or furnished all required reports, schedules, registration statements and other documents with the SEC since December 31, 2003 (the “PSB Reports”). Except as set forth in Schedule 4.6(a) of the PSB Disclosure Schedule, as of their respective dates of filing with the SEC (or, if amended or superseded by a subsequent filing prior to the date of the second amendment to this Agreement, as of the date of such subsequent filing), the PSB Reports complied with the requirements of the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such PSB Reports, and none of the PSB Reports when filed contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date of the second amendment to this Agreement, there are no outstanding comments from or unresolved issues raised by the SEC with respect to any of the PSB Reports. None of PSB’s Subsidiaries is required to file periodic reports with the SEC pursuant to section 13 or 15(d) of the Exchange Act.
     8. Section 4.7(a) of the Agreement is hereby amended to read in its entirety as follows:
     4.7 Financial Statements; Undisclosed Liabilities.
          (a) Except as set forth in Schedule 4.7(a) of the PSB Disclosure Schedule, the financial statements of PSB (including any related notes and schedules thereto) included or incorporated by reference in the PSB Reports complied as to form, as of their respective dates of filing with the SEC (or, if amended or superseded by a subsequent filing prior to the date of the second amendment to this Agreement, as of the date of such subsequent filing), with all applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC), have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be disclosed therein), and fairly present the consolidated financial position of PSB and its consolidated Subsidiaries and the consolidated results of operations, changes in shareholders’ equity and cash flows of such companies as of the dates and for the periods shown, and have been derived from the accounting books and records of PSB and its Subsidiaries.

     9. Section 4.8(b) of the Agreement is hereby amended to read in its entirety as follows:
          (b) Except as set forth in Schedule 4.8(b) of the PSB Disclosure Schedule, the books, records, and accounts of PSB and its Subsidiaries accurately and fairly reflect its income, expense, assets, liabilities, transactions, and dispositions of its assets in reasonable detail. PSB and its Subsidiaries maintain proper and adequate internal accounting controls which provide assurance that (i) transactions are executed with management’s authorization, (ii) transactions are recorded as necessary to permit preparation of the financial statements of PSB and its Subsidiaries and to maintain accountability for the assets of PSB and its Subsidiaries, (iii) access to the assets of PSB and its Subsidiaries is permitted only in accordance with management’s authorization, and (iv) the reporting of the assets of PSB and its Subsidiaries is compared with existing assets at regular intervals.
     10. Section 4.8(c) of the Agreement is hereby amended to read in its entirety as follows:
          (c) Except as set forth in Schedule 4.8(c) of the PSB Disclosure Schedule, PSB maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act; such controls and procedures are effective to ensure that all material information concerning PSB and its Subsidiaries is made known on a timely basis to the individuals responsible for the preparation of PSB’s filings with the SEC and other public disclosures.
     11. Insert Section 4.30 to the Agreement to read in its entirety as follows:
     4.30 Professional Fees. Schedule 4.30 of the PSB Disclosure Schedule sets forth all legal, accounting, investment banking and consulting fees paid by PSB or its Subsidiaries since August 30, 2006, and all legal, accounting, investment banking and consulting fees paid by PSB and its Subsidiaries at any time that are reasonably related to the transactions contemplated by this Agreement. Neither PSB nor any of its Subsidiaries will pay any legal, accounting, investment banking or consulting fees to any firm identified on Schedule 4.30 prior to the Closing.
     12. Section 7.6(k) of the Agreement is hereby amended to read in its entirety as follows:
               (k) “Intentionally Deleted”
     13. Section 7.9 of the Agreement is hereby amended to read in its entirety as follows:
          7.9 Bank Merger. From and after the date hereof, Conestoga and PSB shall take all reasonable action necessary to complete the Bank Merger as soon as practicable after the Effective Time. Notwithstanding the foregoing, the parties acknowledge that the closing of the Bank Merger will occur approximately 45 days after the closing of the Merger.
     14. Section 7.11(xv) of the Agreement is hereby amended to read in its entirety as follows:

     (xv) “Intentionally Deleted”
     15. Section 8.2(a) of the Agreement is hereby amended to read in its entirety as follows:
          Representations and Warranties. Each of the representations and warranties of PSB set forth in this Agreement shall be true and correct as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, in which case such representations and warranties shall be true and correct as of such specified date), in each case subject to the standard set forth in Section 4.1 (except for sections 4.2, 4.3, 4.4(a) and 4.30 which shall be true and correct without regard to the standard set forth in Section 4.1), and Conestoga shall have received a certificate signed on behalf of PSB by the Chief Executive Officer and Chief Financial Officer of PSB to such effect.
     16. Section 8.2(c) of the Agreement is hereby amended to read in its entirety as follows:
          (c) Agreements with Messrs. Fumo and DiSandro. The agreements with Messrs. Fumo and DiSandro in the amended form attached hereto as Exhibits 4A and 4B shall be in full force and effect. Neither PSB nor any of its Subsidiaries shall have agreed to waive or amend any provision of such agreements, nor shall have Mr. Fumo or Mr. DiSandro asserted that any provision of such agreements is unenforceable in any respect nor shall have either of them exercised any right under such agreements to withdraw any release of claims made by them thereunder.
     17. A new Section 8.2(e) is added to the Agreement as follows:
          (d) Professional Fees. Each of the law firms, accounting firms, investment banking firms and consulting firms identified on Schedule 4.30 of the PSB Disclosure Schedule that performed work in connection with the transactions contemplated by this Agreement shall have delivered a closing statement for all professional fees and expenses owed to such firm by PSB and its Subsidiaries (regardless of whether such fees were incurred in connection with the transactions contemplated by this Agreement), which statement shall, to the reasonable satisfaction of Conestoga, constitute a release from each such firm of any claim or right to any fees or expenses not included on such statement.
     18. Insert Section 10.13 to the Agreement to read in its entirety as follows:
     10.13 Limitation of Representations and Warranties. During the negotiation of this Agreement, Conestoga has participated in various meetings with Grant Thornton LLP, Connolly, Grady & Cha, Millward Consulting, LLC, Welsh & Recker, Stevens & Lee PC, Griffin Financial Group LLC, and directors, officers, and employees of PSB. Conestoga acknowledges and agrees that such discussions constitute due diligence performed by Conestoga. Conestoga acknowledges and agrees that the only legally-binding representations or warranties made on behalf of PSB are contained in this Agreement and the certificates and other documents delivered by PSB and its officers hereunder.

     19. All references to the “date hereof” or the date of this Agreement contained in the Agreement shall be deemed to refer to August 30, 2006.
     20. In all other respects, the Agreement is hereby ratified and confirmed.

     IN WITNESS WHEREOF, Conestoga, Conestoga Bank, Merger Sub, and PSB have caused this amendment to the Agreement to be executed by their respective officers hereunto duly authorized as of the date first above written.

CONESTOGA BANCORP, INC.
By:	/s/ Richard A. Elko
	Name:	Richard A. Elko
	Title:	President

CONESTOGA BANK
By:	/s/ Richard A . Elko
	Name:	Richard A. Elko
	Title:	President

FP ACQUISITION CORP.
By:	/s/ Richard A. Elko
	Name:	Richard A. Elko
	Title:	President

PSB BANCORP, INC.
By:	/s/ Anthony DiSandro
	Name:	Anthony DiSandro
	Title:	President